Exhibit 16.1

August 24, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Y-mAbs Therapeutics, Inc pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-1 of Y-mAbs Therapeutics, Inc dated August 24, 2018. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark

Copy of Statements made by Y-mAbs Therapeutics, Inc pursuant to Item 304(a)(1) of Regulation S-K

Change in our public accounting firm

On October 19, 2017, we dismissed PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, based in Copenhagen, Denmark, or PwC DK, as our independent accountants. The decision to dismiss PwC DK as our independent registered public accounting firm was approved by our board of directors.

The reports of PwC DK on our 2016 and 2015 consolidated financial statements did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.  During the year ended December 31, 2016 and 2015 and through the subsequent interim period through October 19, 2017, there were no disagreements between us and PwC DK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PwC DK, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such years.

During the year ended December 31, 2016 and 2015 and the subsequent interim period through October 19, 2017, there have been no reportable events (as defined in S-K 304(a)(1)(v)).

On October 20, 2017, we engaged PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm, to audit our consolidated financial statements as of and for the year ended December 31, 2016.

During our year ended December 31, 2016 and in the subsequent interim period through October 20, 2017, neither we nor anyone on our behalf consulted with PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided to us that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

We delivered a copy of this disclosure to PwC DK and requested that they furnish us a letter addressed to the SEC stating whether they agree with the above statements. In their letter to the SEC dated August 24, 2018, attached as Exhibit 16.1 to the registration statement of which this prospectus forms a part, PwC DK states that they agree with the statements above concerning their firm.